Exhibit 99.2

Aldeyra Therapeutics’ Data on Lead Candidate NS2 to be Presented at Society

for Investigative Dermatology 2014 Annual Meeting

Results Suggest Novel Approach to Treating Dry Skin and Dry Eye Diseases

Burlington, MA, May 8, 2014 – Aldeyra Therapeutics, Inc. (NASDAQ: ALDX) (Aldeyra), a biotechnology company focused on the development of products to treat diseases related to free aldehydes, today announced that new data supporting its lead product candidate, NS2, which is designed to trap aldehydes, will be presented as an abstract poster at the Society for Investigative Dermatology (SID) 2014 Annual Meeting, being held May 7, 2014 through May 10, 2014, in Albuquerque, New Mexico.

The study, titled “NS2, a novel aldehyde trap, decreases aldehyde levels in dry skin and eye models” (Abstract LB793), will be presented during Poster Session I on Thursday, May 8, 2014 from 10am – 12pm (MT) in the NE Exhibit Hall of the Albuquerque Convention Center. In addition, the abstract was selected for discussion at the invitation-only Academic/Industry Session that follows the Academic-Industry Partnership Project during the Satellite Symposium being held on Thursday, May 8 at 12pm – 2 pm (MT).

Researchers studied the effect of dry conditions on inducing malondialdehyde (MDA) levels – which have been shown to be elevated in a variety of inflammatory skin and eye diseases – in human skin and eye tissue and the activity of NS2 in reducing levels of MDA generated by dry conditions. The study found that topical application of NS2 cream to three-dimensional human skin equivalents lowered MDA levels (measured by thiobarbituric acid reactive substances, or TBARS, assay) induced by dry skin conditions, and topical application of NS2 eye drops to three-dimensional human cornea-like tissue lowered MDA levels induced by dry eye conditions.

Researchers concluded that in topical dermatologic and eye drop formulations, NS2 has significant aldehyde trapping activity in human dermal and ocular tissue subjected to dry conditions and that topically applied NS2 could be a safe and effective treatment for diseases characterized by dry tissue. Researchers also concluded that dry conditions induce aldehyde generation in human dermal and ocular tissue and that the cream vehicle used for NS2 formulations and NS2 creams between 0.05-0.1% are unlikely skin irritants when topically applied twice a day to human skin equivalents with 12 hours between applications.

NS2 is an aldehyde-binding small molecule based on an innovative platform technology created to bind and trap free aldehydes, which are toxic and pro-inflammatory mediators of numerous diseases, and are thought to impair the formation of moisture barriers in tissue. By decreasing aldehyde load, NS2, in pre-clinical studies, has demonstrated multiple mechanisms of action, including generating an anti-inflammatory response, legion healing, reduction of fibrosis, and protection of a lipid critical to dermal tissue moisture barriers and ocular tear integrity. As a product candidate, NS2 is currently being evaluated to address two underserved skin and eye diseases, Sjögren-Larsson Syndrome and acute anterior uveitis.

Todd C. Brady, M.D., Ph.D., President and CEO of Aldeyra, commented, “We are excited to present the findings of our recent studies at this year’s SID Annual Meeting. These data demonstrate that our lead product candidate NS2 has the ability to trap free aldehydes and may thereby protect specific lipids critical to preserving moisture in the skin and eye. Given the results that we have seen, we believe that NS2 can be a viable and effective therapeutic option for patients who suffer from dry skin or dry eye conditions.”

About NS2

NS2, a product candidate that is designed to trap and allow for disposal of free aldehydes, is under development for the treatment of Sjögren-Larsson Syndrome (SLS), a rare disease caused by mutations in an enzyme that metabolizes fatty aldehydes, and acute anterior uveitis, a rare disease characterized by severe inflammation and pain in the anterior eye.

About Aldeyra Therapeutics, Inc.

Aldeyra Therapeutics, Inc, is a biotechnology company focused primarily on the development of products to treat diseases thought to be related to endogenous free aldehydes, a naturally occurring class of toxic molecules. The company has developed NS2, a product candidate designed to trap free aldehydes. Aldeyra plans to begin clinical testing of NS2 in 2014 for the treatment of Sjögren-Larsson Syndrome and acute anterior uveitis. NS2 has not been approved for sale in the U.S. or elsewhere. www.aldeyra.com

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding Aldeyra’s plans for its product candidates. In some cases, you can identify forward-looking statements by terms such as “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “anticipate,” “project,” “target,” “design,” “estimate,” “predict,” “potential,” “plan” or the negative of these terms, and similar expressions intended to identify forward-looking statements. Such forward-looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions and uncertainties. Aldeyra is at an early stage of development and may not ever have any products that generate significant revenue. Important factors that could cause actual results to differ materially from those reflected in Aldeyra’s forward-looking statements include, among others, the timing and success of preclinical studies and clinical trials conducted by Aldeyra and its development partners; the ability to obtain and maintain regulatory approval of Aldeyra’s product candidates, and the labeling for any approved products; the scope, progress, expansion, and costs of developing and commercializing Aldeyra’s product candidates; the size and growth of the potential markets for Aldeyra’s product candidates and the ability to serve those markets; Aldeyra’s expectations regarding Aldeyra’s expenses and revenue, the sufficiency of Aldeyra’s cash resources and needs for additional financing; Aldeyra’s ability to attract or retain key personnel; and other factors that are described in the “Risk Factors” section of Aldeyra’s final prospectus filed under Rule 424(b)(4) with the Securities and Exchange Commission in connection with Aldeyra’s initial public offering. No forward-looking statements can be guaranteed and actual results may differ materially from such statements. The information in this release is provided only as of the date of this release, and Aldeyra undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

Investor Contact:

David Burke/Lee Roth

The Ruth Group

Tel: 646-536-7009/7012

dburke@theruthgroup.com

lroth@theruthgroup.com